Exhibit 99.1

Contacts:
Howard Solomon	Aaron Bensoua
Finn Partners for Fantex, Inc.	Finn Partners for Fantex, Inc.
Phone: (415) 272-0767	Phone: (310) 418-4389
Email: howard.solomon@finnpartners.com	Email: aaron@finnpartners.com

Fantex Series Jack Mewhort Convertible Tracking Stock

Begins Trading At Fantex.com

SAN FRANCISCO, Calif., July 14, 2015 — Fantex Brokerage Services (FBS) announced today that shares of the Fantex Series Jack Mewhort Convertible Tracking Stock (OTC: JKMTL) (“Fantex Jack Mewhort”) began trading July 14 at Fantex.com. Through its sixth Initial Public Offering, Fantex, Inc. offered 268,100 shares of JKMTL at a price of $10 per share.

“Fantex Jack Mewhort marks the sixth stock to open for trading at Fantex.com, and the second offering that’s debuted in just the past six weeks,” said John Rodin, President of FBS. “In the future, we hope to add even greater velocity to a schedule of offerings across the world of sports.”

Fantex Jack Mewhort is intended to track the brand income of Jack Mewhort, a guard for the Indianapolis Colts. Mr. Mewhort was selected 59th overall in the second round of the 2014 draft and is preparing for his second season in the NFL. Fantex, Inc. acquired a 10% interest in his brand income, as defined in the Fantex brand agreement between Fantex, Inc. and Mr. Mewhort, earned after February 15, 2015.

Fantex, Inc. Estimated Gross Brand Income as of February 15, 20151

Those looking for more information on JKMTL or to open a trading account can learn more at Fantex.com.

1 Estimated Gross Brand Income represents the estimates made by Fantex, Inc. (“Fantex”) in determining the value of the brand contract. The estimate is not intended to be a projection that brand income will be equivalent to this amount. Whether or not brand income is earned by the contract party and received by Fantex is subject to numerous risks and uncertainties, including those described in or incorporated by reference in the prospectus relating to this offering. Stock performance or payment of dividends are not necessarily correlated to the amount of any brand income that may be received by Fantex in the future.

These securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment.

Fantex Holdings, Inc., the parent company of Fantex Brokerage Services, LLC (“FBS”), owns shares of every Fantex tracking stock. FBS was the managing underwriter for all Fantex, Inc. tracking stock offerings.

Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking stock that currently exists or that Fantex, Inc. will establish and issue in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services, LLC, an affiliated broker-dealer of Fantex,Inc. and a registered alternative trading system, or a member of the Fantex Brokerage Services, LLC selling group. Fantex Brokerage Services, LLC cannot assure you as to the development or liquidity of any trading market for these tracking stocks.

Fantex, Inc. has filed registration statements (including prospectuses) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in the respective registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectuses if you request it by calling toll-free 855-905-5050. View the Fantex Jack Mewhort prospectus.

Fantex Brokerage Services, LLC, an affiliate of Fantex, Inc., is a registered broker-dealer, an alternative trading system registered with the SEC and a member of the Financial Industry Regulatory Authority.

Participants in the initial public offering of Fantex Jack Mewhort may not sell shares of Fantex Jack Mewhort (a secondary sale) to any person in any jurisdiction in which registration was not complete for that particular jurisdiction or there was not a valid exemption from such registration.

Forward-Looking Statements

This communication contains forward-looking statements. Forward-looking statements reflect the current views of Fantex or FBS with respect to, among other things, future events and performance. These statements include the Estimated Gross Brand Income as described above. Estimated Gross Brand Income represents the estimates made by Fantex in determining the value of the brand contract. The estimate is not intended to be a projection that brand income will be equivalent to this amount. Whether or not brand income is earned by the contract party and received by Fantex is subject to numerous risks and uncertainties, including those described in or incorporated by reference in the prospectus relating to this offering. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by these forward-looking statements. Forward-looking statements speak only as of the date on which they are made. Fantex and FBS expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Fantex Holdings

Based in San Francisco, Fantex Holdings, Inc. serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services, LLC.  Fantex, Inc., is a brand building company that purchases a minority interest in earnings from an athlete’s brand and works with athletes to increase the value of their brand.  In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand. Fantex Brokerage Services is a FINRA-member broker-dealer offering investors access to the unique asset category of stocks, issued by Fantex, Inc., that are linked to the earning potential of individuals - starting with sports.

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